EXHIBIT 10.2

October 1, 2012

Steven R. Fife
4209 Brindisi Place
Pleasanton, CA 94566

Re: Offer of Employment with Active Power, Inc.

Dear Steven:

On behalf of Active Power, Inc. (the “Company”), I am pleased to invite you to join the Company as its Chief Financial Officer (“CFO”), reporting to the Chief Executive Officer of the Company. In this position, you will be expected to devote your full business time, attention, and energies to the performance of your duties with the Company at its location in Austin, Texas, or while traveling on Company business. The effective date of your employment will be October 8, 2012 or such other date as you and the Company mutually agree in writing.  Notwithstanding the foregoing, your title shall initially be Vice President of Finance, and you shall assume the role of CFO on the later of (i) October 31, 2012, or (ii) the date of the termination of John Penver as Chief Financial Officer.  Such initial period shall be referred to herein as the “Transition Period.”

The terms of this offer of employment are as follows:

1.      At-Will Employment. You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment.  You also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the Company’s Chief Executive Officer or President.  You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or you.  You further acknowledge that the Company may modify job titles, salaries and benefits from time to time as it deems necessary, and that any such change shall not alter the at-will nature of your employment with the Company. We request that you give the Company at least two weeks’ notice in the event of a resignation. Notwithstanding the foregoing, you may be eligible for certain severance payments upon any such termination of your employment pursuant to the terms and conditions of the Company’s Severance Benefits Agreement, a copy of which is attached hereto as Exhibit B (the “Severance Benefits Agreement”).

2.      Position and Duties. You will serve in a full-time capacity as CFO of the Company following the Transition Period. You will render such business and professional services consistent with your executive position, as shall reasonably be assigned to you by the Company.

3.      Compensation. The Company will pay you a salary at the rate of $280,000 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this offer letter. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

4.      Equity Grants. Subject to approval by the Board, you will be granted the following: (a) an option to purchase 300,000 shares of the Company’s Common Stock (the “Option Shares”) at an exercise price equal to the fair market value per share of the Common Stock on the date the Board approves the option grant; and (b) 100,000 restricted stock units (“RSU’s”). The Option Shares and RSU’s shall vest as follows: 25% of the Option Shares and RSU’s shall vest upon completion of one year of service measured from your vesting commencement date, and the balance of the Option Shares and RSU’s shall vest quarterly in a series of 12 successive equal installments upon your completion of each additional quarter of service measured from the one-year anniversary of your vesting commencement date. This option grant and the RSU grant shall both be subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan and Stock Option Agreement, including vesting requirements (the “Stock Agreements”). Subject to the Company’s insider trading policy, and subject to applicable securities laws, Employee may establish a 10b5-1 trading plan that provides for the sale of RSU’s to satisfy any taxes payable as a result of the vesting of the RSU’s.

5.      Bonus Program. You will be eligible to earn a bonus of up to 60% of your Base Salary based on the achievement of corporate objectives at target and MBO’s, subject to the terms and conditions of the Company’s Executive Bonus Program as approved from time to time by the Board of Directors (the “Bonus Program”). The bonus is determined and paid at the time and manner set forth under the Bonus Program by the Board of Directors, and the amount of bonus payable maybe subject to thresholds and accelerators. Subject to the Severance Benefits Agreement, receipt of any bonus is contingent upon your continued employment with the Company through the date the bonus is paid. Any bonus payment for 2012 will be pro-rated for the remainder of the year, provided that it has been earned under the Bonus Program. Except with respect to 2012, and subject to the Severance Benefits Agreement, no “prorated” or partial bonus will be provided unless approved by the Board in its sole discretion.

6.      Benefits. During the term of your employment, you will be entitled annually to 22 days of paid time off (“PTO”) subject to the Company’s PTO policy.  You will also be eligible for benefits covering employees at your level, as such may be in effect from time to time.

7.      Temporary Living Expenses; Relocation Assistance. The Company is also offering you reimbursement for the following relocation expenses for your move from Pleasanton, California to Austin, Texas: (a) the reasonable costs of moving your and your family’s household goods to Austin, not to exceed $25,000; (b) closing costs on the purchase of a home in Austin, presuming a 0 point mortgage, and (c) reimbursement for realtor commissions incurred directly  by you on the sale of your home in Pleasanton, California, not to exceed $60,000 (collectively, the “Relocation Expenses”). The Company will reimburse you for the following temporary living expenses, not to exceed $36,000 (the “Temporary Living Expenses”): (a) temporary corporate housing for the period beginning with your date of hire and continuing until you complete your relocation process, up to a maximum of six (6) months from your date of hire (the “Temporary Housing Period”), (b) coach airfare for you between Austin and San Francisco, California for you to visit family on weekends during the Temporary Housing Period; and (c) up to two (2) house-hunting trips for you and your spouse during the Temporary Housing Period. We will only reimburse you for these expenditures once you submit valid receipts to the Company and they are approved by the Chief Executive Officer. If any Relocation Expenses or Temporary Living Expenses are deemed taxable income to you, the Company will tax equalize these items (the “Gross-Up”) no later than the end of the calendar year following the calendar year in which you remit the tax on the payment for which the Company is providing the Gross-Up to fully offset your taxes attributable to relocation expenses. In addition to the reimbursement for Relocation Expenses and the Temporary Living Expenses, the Company will provide to you a car for your use in Austin during the Temporary Housing Period only. The Company expects that during the Temporary Housing Period you will devote the same amount of time in the performance of your duties and responsibilities as Chief Financial Officer as would be expected of a person in the same position whose principal residence is located in Austin, Texas. Notwithstanding the foregoing, (i) if, on or before the date that is six (6) months following your date of hire, you resign your employment with the Company for any reason other than Good Reason (as defined in the Severance Benefits Agreement) or are terminated for Cause (as defined in the Severance Benefits Agreement), you will repay the entire amount of reimbursements provided to you by the Company for Relocation Expenses and Temporary Living Expenses, as well as all costs and expenses of the Company to lease a car to be provided to you during the Temporary Housing Period and any Gross-Up paid to you by the Company (collectively, the “Paid Reimbursements”) or (ii) if, after the date that is six (6) months following your date of hire and on or before the one (1) year anniversary of your date of hire, you resign your employment with the Company for any reason other than Good Reason (as defined in the Severance Benefits Agreement) or are terminated for Cause (as defined in the Severance Benefits Agreement), you will repay a decreasing prorated portion of the aggregate amount of the Paid Reimbursements based on your percentage completion of your second six months of service with the Company (such that, for illustration purposes only, if such termination date occurred on the date that is eight (8) months following your date of hire, you would be required to repay an amount equal totwo-thirds of the aggregate amount of the Paid Reimbursements), in each case, within thirty (30) days of such termination date.

8.      Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

9.      Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required to complete, sign, and return the Company’s standard form of employee proprietary information agreement (the “EPIA”), a copy of which is attached hereto as Exhibit A.

10.    Severance Benefits. Should you accept the position offered by the Company, you will be eligible for severance benefits subject to the terms and conditions, including any conditions precedent, of the Severance Benefits Agreement.

11.    Resignation on Termination. By signing below, you understand and agree that, upon the termination of your employment, regardless of the reason for such termination, you shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that you may hold in the Company or any affiliate, unless otherwise agreed in writing by you and the Company.

12.    Background Check. You also understand that this offer of employment is contingent upon the successful completion of a background check, and you consent to such background check, and agree to timely complete the Company’s standard forms required for such check upon request by the Company.

13.    Indemnification. The Company will extend to you the coverage under its directors’ and officers’ insurance policy currently in effect. The Company will also enter into its standard form of Indemnification Agreement with you, providing for, among other things, indemnification in connection your discharging your fiduciary duties to the Company.

14.    General. This offer letter, the EPIA, the Severance Benefits Agreement, and the Stock Agreements (if an option and/or restricted stock unit grant is approved by the Board) covering the grant described in paragraph 4, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the EPIA, the Severance Benefits Agreement, and the Stock Agreements, the terms and provisions of the EPIA, the Severance Benefits Agreement, and the Stock Agreements will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. Texas law will govern this offer letter.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed EPIA and Severance Benefits Agreement.

Sincerely,

ACTIVE POWER, INC.

By:	/s/ Doug Milner
Doug Milner, Chief Executive Officer

AGREED TO AND ACCEPTED:

“Employee”

/s/ Steven R. Fife
Steven R. Fife